Exhibit 99.1

Denali Capital Acquisition Corp. Announces Extension of Deadline to Complete Business Combination

NEW YORK, NEW YORK, Mar. 11, 2025 (GLOBE NEWSWIRE) -- Denali Capital Acquisition Corp. (NASDAQ: DECA) (the “Company”) announced today that it has deposited into the Company’s trust account (the “Trust Account”) an aggregate of $15,063.74 to fund the one-month extension from March 11, 2025 to April 11, 2025. This deposit was funded via a convertible promissory note with a principal amount of up to $180,000 issued by the Company to Scilex Holding Company (Nasdaq: SCLX, “Scilex”), which bears no interest and is repayable on the earlier of the effective date of the consummation of the Company’s initial business combination or the date of the liquidation of the Company. Upon the closing of a business combination, the note is convertible, at Scilex’s discretion, into the Company’s Class A ordinary shares at a conversion price of $10.00 per share. Any future drawdowns of the remaining $59,545.08 principal amount available under the convertible promissory note are expected to fund future one-month extensions as necessary to provide additional time for the Company to complete a business combination.

About the Company

Denali Capital Acquisition Corp. is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward-looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.